                                                                  EXHIBIT 21.1


                   SUBSIDIARIES OF ELTRON INTERNATIONAL, INC.

1.    Donner Media, Incorporated, a Wisconsin corporation (80% owned subsidiary)

2.    Privilege S.A., a French corporation

3.    RJS, Inc., a California corporation

4.    Eltron International, FSC, a Barbados corporation

5.    Eltron Holdings Limited, a United Kingdom corporation

6.    Russet Limited, a United Kingdom corporation

7.    Eltron International Limited, a United Kingdom corporation

8.    Eltron Singapore, a Singapore corporation